Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough VP Finance & Investor Relations (858) 314-5824 Debra P. Crawford Chief Financial Officer (858) 314-5708	Lippert/Heilshorn & Associates, Inc. Jody Cain (jcain@lhai.com) Bruce Voss (bvoss@lhai.com) (310) 691-7100

For Immediate Release

SANTARUS ANNOUNCES SUPPORTIVE TOP-LINE RESULTS FROM

BUDESONIDE MMX EXTENDED USE STUDY

Submission of NDA for induction of remission of ulcerative colitis planned for December 2011

SAN DIEGO (September 20, 2011) – Santarus, Inc. (NASDAQ: SNTS), a specialty biopharmaceutical company, today announced that analysis of top-line safety data from a double blind, multicenter 12-month extended use study in patients treated daily with either the investigational drug budesonide MMX® 6 mg or placebo will be provided as support for the company’s planned submission of a New Drug Application (NDA) for budesonide MMX 9 mg to the U.S. Food and Drug Administration (FDA) for the induction of remission of mild or moderate active ulcerative colitis. Santarus had previously announced results from two Phase III clinical studies that evaluated the safety and efficacy of budesonide MMX 9 mg over an eight week course of treatment for induction of remission of mild or moderate active ulcerative colitis.

A total of 123 patients were enrolled in the extended use study, which was undertaken to evaluate the long-term safety and tolerability of budesonide MMX 6 mg. Top-line results indicate:

•	The frequency of treatment related adverse events for budesonide MMX 6 mg (21.0%) was similar to placebo (21.3%).

•	Mean morning plasma Cortisol levels remained within normal limits at all visits for both budesonide MMX 6 mg and placebo.

•	There were no clinically meaningful differences in the numbers of patients with abnormal bone mineral density scans at baseline and end-of-study between budesonide MMX 6 mg and placebo.

“Now that we have the top-line safety data from the extended use study, we are moving forward as planned to submit the NDA in December 2011 for budesonide MMX 9 mg for the induction of remission of mild to moderate active ulcerative colitis,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We expect that the data from the extended use study will be presented at an appropriate medical meeting in the future.”

The extended use study also explored the efficacy of budesonide MMX 6 mg in the maintenance of remission of ulcerative colitis compared to placebo, but the study was not powered to show statistical significance. The top-line efficacy analysis indicates that budesonide MMX 6 mg was not statistically different from placebo for the primary endpoint, which was the percentage of patients achieving clinical remission at 1, 3, 6, 9 and 12 months. However, there was a positive trend for the secondary endpoint of clinical relapse, which showed a higher percentage of placebo patients (59.4%) experienced clinical relapse vs. the budesonide MMX 6 mg group (30.8%). Moreover, the median time to clinical relapse was longer in the budesonide MMX group compared to placebo.

The extended use study evaluated patients with mild or moderate ulcerative colitis who had previously been enrolled in the Phase III clinical studies conducted by Santarus in collaboration with Cosmo Technologies Ltd., a subsidiary of Cosmo Pharmaceuticals S.p.A., at clinical sites in the U.S., India and Europe. The study was completed (last patient last visit) in late May 2011.

About Budesonide MMX

Budesonide MMX is an investigational drug that is a locally acting corticosteroid in a novel, patented, oral tablet formulation, which utilizes Cosmo’s proprietary MMX® multi-matrix system technology and is designed to result in the controlled release and distribution of budesonide throughout the length of the colon. Budesonide has topical anti-inflammatory activity and due to an extended first pass effect, has less systemic absorption than other corticosteroids.

About Ulcerative Colitis

Ulcerative colitis is a form of inflammatory bowel disease (IBD) that produces inflammation and ulcers along the inside of the colon. The inflammation can interfere with the normal function of the colon, often causing cramping, bloating, diarrhea, bleeding, fatigue, weight loss and frequent bowel movements, which may also strongly affect quality of life. It is believed that as many as 1.2 million people in the U.S. have IBD.

Ulcerative colitis is a chronic relapsing-remitting illness for which there is no known cure, but with appropriate treatment patients can manage their symptoms. However, it is estimated that up to 30% of patients with mild or moderate ulcerative colitis require add-on therapy to aminosalicylate (5-ASA) drugs. Patients refractive to treatment with 5-ASA drugs typically receive a course of an oral, systemically absorbed corticosteroid, the success of which may be limited by significant side effects. For moderate to severe cases of ulcerative colitis, immunosuppressant drugs or biologic drugs may be prescribed. If the condition does not respond to pharmaceutical therapy and the symptoms are severe, the patient may be referred for surgery.

About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes.

Santarus also has a diverse development pipeline, including three investigational drugs in Phase III clinical programs: budesonide MMX® for induction of remission of active ulcerative colitis, RHUCIN® (recombinant human C1 inhibitor) for treatment of acute attacks of hereditary angioedema and rifamycin SV MMX® for treatment of travelers’ diarrhea, in addition to other earlier-stage development programs. More information about Santarus is available at www.santarus.com.

Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding the anticipated U.S. NDA submission for budesonide MMX. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans or objectives will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to successfully develop its budesonide MMX and other product candidates in a timely manner or at all; whether Santarus is able to prepare and submit the NDA for budesonide MMX within its planned timeframe; whether Santarus is able to obtain regulatory approval for budesonide MMX and its other product candidates in a timely manner or at all, including whether the FDA agrees with the statistical analysis plan for the budesonide MMX Phase III studies, the clinical interpretation of the results and the conduct of the studies and whether the extended use study, which evaluated budesonide MMX 6 mg, will provide adequate data to support approval of budesonide MMX 9 mg; risks associated with the collaboration with Cosmo relating to the MMX product candidates, including the potential for termination of the collaboration; competition from other products; unexpected adverse side effects or inadequate therapeutic efficacy of Santarus’ products and product candidates; the scope and validity of patent protection for Santarus’ products and product candidates; and other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products and product candidates; and other risks detailed in Santarus’ prior press releases as well as in prior public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Santarus® is a trademark of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RHUCIN® is a trademark of Pharming Group NV.

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